NINTH AMENDMENT TO
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
DIAMOND HILL FUNDS,
ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,
AND
STATE STREET BANK AND TRUST COMPANY

This Ninth Amendment (this “Amendment”) dated February 14, 2019 is between Diamond Hill Funds, on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of the first day of March, 2014 (as amended and in effect immediately prior to the date of this Amendment) between the Diamond Hill Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

WHEREAS, the Funds and State Street each desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.    Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.    Amendment.
Schedule C to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule C attached to this Amendment.

3.    Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

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4.    Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.    Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Ninth Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf of its series as listed on Schedule B to the Agreement, severally and not jointly By: /s/ Thomas E. Line Name: Thomas E. Line Title: Chief Executive Officer	STATE STREET BANK AND TRUST COMPANY By: /s/ Francesco Squillacioti Name: Francesco Squillacioti Title: Senior Managing Director

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated as of the first day of March, 2014 between DIAMOND HILL FUNDS, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any State Street Affiliates (collectively, “State Street”).

Acceptable Forms of Collateral

For the following 3 funds, Diamond Hill Long-Short Fund, Diamond Hill Financial Long-Short Fund, and Diamond Hill Research Opportunities Fund, the Acceptable Forms of Collateral are as follows:

▪	Cash (U.S. and foreign currency); and

▪	Such other Collateral as the parties may agree to in writing from time to time.

For the remaining Funds listed on Schedule B to the Agreement, the Acceptable Forms of Collateral are as follows:

▪	Cash (U.S. and foreign currency); and

▪	Securities issued or guaranteed by the United States government or its agencies or instrumentalities.

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